Exhibit 99.1

Media Contact Robin Pence 703 682 6552

Investor Contact Ahmed Pasha 703 682 6451

AES Reports First Quarter 2008 Results

EPS from Continuing Operations up 100% to $0.34, Adjusted EPS up 63% to $0.39 and Gross Margin up 23% to $1.0 Billion

ARLINGTON, VA, May 8, 2008 — The AES Corporation (NYSE:AES) today reported results for the first quarter ended March 31, 2008.

“We had a good start to 2008, demonstrating the strength of our portfolio and the benefits we derive from our global footprint,” said Paul Hanrahan, AES President and Chief Executive Officer. “We continued to focus on executing our global pipeline of core, wind, solar and climate solution projects, including the acquisition of Masinloc in the Philippines, the start of construction of our first three Greenfield hydro projects in Turkey and our expansion into solar energy. We are well-positioned for continued growth going forward.”

Financial Highlights:

•                  Earnings Per Share (EPS) from Continuing Operations up 100% to $0.34, including impairment charges of $0.04

•                  Adjusted EPS from Continuing Operations (a non-GAAP financial measure) up 63% to $0.39

•                  Net Income increased to $233 million or $0.34 per share from a net loss of $461 million or ($0.68) per share in first quarter 2007

•                  Consolidated Net Revenues up 33% to $4.1 billion

•                  Consolidated Gross Margin up 23% to $1.0 billion

•                  Consolidated Operating Cash Flow at $471 million, up 1% after adjusting for EDC, a business sold in second quarter 2007 (as further described in Cash Flow below)

First Quarter Highlights and Recent Developments:

•                  In February, announced sale of its Northern Kazakhstan businesses for total net proceeds of approximately $1.1 billion, with the potential to earn up to an additional amount of approximately $380 million over the next three years through management fees and performance incentives; transaction expected to close during second quarter 2008

•                  In March, acquired a 100% ownership interest in the 67 MW Mountain View I&II operating wind farms in southern California

-more-

•                  In March, formed a $1 billion 50/50 joint venture with Riverstone, an affiliate of The Carlyle Group, to develop and invest in solar energy projects; approximately 19 MW currently under construction in Spain

•                  In March/April, started construction on its first three Greenfield hydro projects in Turkey totaling approximately 62 MW

•                  In April, acquired a 100% ownership interest in the Nejapa natural gas landfill project in El Salvador, which is expected to produce an annual average of 400,000 Certified Emission Reduction credits over its 20 year lifetime

•                  In April, refinanced approximately $375 million of First Mortgage Debt at its IPALCO subsidiary due in November 2008, lowering borrowing costs and improving covenants

•                  In April, raised $665 million of non-recourse debt to complete the acquisition of the 660 MW (gross) Masinloc coal-fired generation facility in the Philippines

First Quarter 2008 in Review

Revenue

During the quarter, revenues increased by $1.0 billion, or 33%, to $4.1 billion.  The increase in revenues reflects higher prices and volumes of approximately $701 million across all regions, as well as favorable foreign currency translation of approximately $264 million.  It also reflects an increase of approximately $26 million from TEG and TEP, two plants the Company acquired in northern Mexico in February 2007.

Gross Margin

Gross margin increased by $197 million, or 23%, to $1.0 billion.  Gross margin benefited from a combination of higher prices and volumes at the Company’s Latin American and European generation businesses of approximately $190 million, favorable foreign currency translation of approximately $74 million and contributions from new businesses.  These gains were offset in part by a one-time charge of $30 million related to the establishment of a regulatory reserve for a proposed credit to customers at its Indianapolis Power and Light (IPL) subsidiary.

Income from Continuing Operations & Net Income

First quarter income from continuing operations was $234 million, or $0.34 per diluted share, versus $113 million, or $0.17 per diluted share in first quarter 2007.  The 2007 results included a charge of $35 million or $0.05 per diluted share related to the impairment of the Company’s investment in AgCert, a UK company which produces Certified Emission Reduction credits, which is now being consolidated into earnings.

First quarter net income was $233 million, or $0.34 per diluted share, as compared to a loss of $461 million or ($0.68) per diluted share reported for the first quarter 2007.  The

2007 loss was primarily driven by the sale of EDC, which resulted in a non-cash, after-tax charge of $638 million or $0.94 per diluted share.

Adjusted earnings per share (a non-GAAP financial measure) was $0.39 in first quarter 2008 versus $0.24 in first quarter 2007. Both first quarter 2008 and first quarter 2007 adjusted earnings per share exclude asset impairment charges of $0.04 and $0.05, respectively.

The main driver of the year-over-year improvement in income from continuing operations, net income and adjusted earnings per share (a non-GAAP financial measure) was improved operating performance at the Company’s generation businesses in the Southern Cone region of Latin America ($0.10) and its generation businesses in Europe ($0.04) combined with favorable foreign currency impacts ($0.04), offset in part by a one-time charge associated with a proposed credit to customers at its IPL subsidiary ($0.03) and higher G&A spending ($0.02).  The increase in G&A spending is due primarily to an increase in business development activity and higher corporate overhead costs related to the strengthening of its financial reporting processes, including the implementation of SAP worldwide.

Cash Flow

First quarter 2008 net cash from operating activities was $471 million as compared to $600 million in first quarter 2007.  Excluding $132 million contribution from EDC, a business sold in May 2007 but which is included in the consolidated statement of cash flows for first quarter 2007, net cash from operating activities would have increased by approximately $3 million.

First quarter 2008 free cash flow (a non-GAAP financial measure) was $292 million as compared to $396 million in first quarter 2007.  Excluding any contribution from EDC, free cash flow (a non-GAAP financial measure) would have decreased by approximately $3 million.

Both current year operating cash flow and free cash flow reflect the impact of higher receivables due to increased sales revenue in first quarter 2008.

APPENDIX

First Quarter 2008 Segment Highlights

•                  Latin America generation revenue increased by $468 million to $1.2 billion, primarily due to higher volume, contract and spot prices at Gener in Chile and Alicura in Argentina of approximately $345 million, higher spot prices and volume at its Dominican Republic and Panama businesses of approximately $36 million, higher volume at Tiete in Brazil of approximately $13 million and favorable foreign currency translation of approximately $54 million. Gross margin increased by $150 million to $399 million, primarily due to higher contract and spot prices at Gener of approximately $116 million, higher spot prices and volume at Alicura of approximately $34 million, higher spot prices at its Dominican Republic businesses of approximately $18 million and higher volume of approximately $13 million at Tiete in Brazil, partially offset by higher purchased electricity costs at Uruguaiana in Brazil and Itabo in the Dominican Republic of approximately $38 million.

•                  Latin America utilities revenue increased by $292 million to $1.5 billion, primarily due to approximately $232 million in favorable foreign currency translation, increased volume sales of $91 million and other tariff related costs that were passed through to the customer of approximately $46 million at Eletropaulo in Brazil, offset in part by decreased rates of approximately $84 million at Eletropaulo due to the July 2007 tariff reset.  Gross margin increased by $12 million to $225 million, primarily due to higher sales volume of approximately $91 million at Eletropaulo combined with favorable foreign currency translation of approximately $38 million, offset in part by the impact of the Eletropaulo tariff reset in July 2007 of approximately $84 million, an increase in costs of approximately $24 million in Brazil and a decrease in rates of $9 million at its businesses in El Salvador.

•                  North America generation revenue increased by $53 million to $551 million, primarily due to approximately $26 million in incremental contributions from the TEG and TEP businesses in Mexico acquired in February 2007, approximately $12 million from mark-to-market derivative adjustments as a result of a smaller loss recorded in 2008 as compared to 2007, approximately $9 million from higher volume, availability and the impact of a revenue adjustment at Thames in Connecticut, emission credit sales of approximately $8 million offset in part by a net decrease of $6 million due to a revenue adjustment and higher natural gas prices at Merida in Mexico.  Gross margin increased by $19 million to $160 million, primarily due to the derivative adjustments of approximately $12 million and higher volume, availability and the impact of a revenue adjustment at Thames of approximately $7 million, offset in part by a net impact of $5 million as a result of a revenue adjustment, increased energy prices and lower fixed costs at Merida.

•                  North America utilities revenue decreased by $14 million to $249 million, due primarily to a regulatory reserve adjustment of $30 million at IPL related to a proposed one-time credit to customers, offset in part by an increase in rate adjustments of approximately $11 million related to recoverable fuel costs and environmental investments.  Gross margin decreased by $29 million to $52 million, due primarily to the establishment of a $30 million regulatory reserve at IPL.

•                  Europe & Africa generation revenue increased by $68 million to $320 million, primarily due to an increase in capacity income and energy payments of approximately $32 million related to Kilroot in Northern Ireland, an increase in price and volume of approximately $17 million and $7 million, respectively, at its businesses in Kazakhstan, an increase in capacity payments and higher steam prices of approximately $17 million at Borsod and Tisza in Hungary and favorable foreign currency translation of approximately $14 million, offset in part by lower sales volume of approximately $12 million at Tisza and $11 million at Kilroot.  Gross margin increased by $33 million to $122 million, primarily due to an increase in electricity tariffs and higher sales of approximately $18 million at its businesses in Kazakhstan, an increase in capacity income and energy payments at Kilroot in Northern Ireland of approximately $14 million and an increase in capacity payments and steam prices of approximately $12 million in Hungary, offset in part by an increase in fixed and environmental costs totaling approximately $9 million at its businesses in Kazakhstan.

•                  Europe & Africa utilities revenue increased by $37 million to $203 million, primarily due to increased tariff rates of approximately $18 million at its businesses in the Ukraine combined with approximately $13 million in favorable foreign currency translation at Sonel in Cameroon.  Gross margin increased by $3 million to $24 millon, primarily due to increased volume and reduced fuel consumption in Cameroon of approximately $7 million and the impact of increased tariff rates in Ukraine of approximately $4 million, offset in part by an increase in fixed costs in Cameroon.

•                  Asia generation revenue increased by $135 million to $335 million, primarily due to higher volume as a result of increased dispatch at both the Lal Pir and Pak Gen facilities in Pakistan of $52 million and $42 million, respectively, as well as an increase in prices and volume at Kelanitissa in Sri Lanka of approximately $34 million.  Gross margin increased by $5 million to $52 million primarily due to increased availability at Barka in Oman and Kelanitissa of approximately $7 million and an increase in volume at Ras Laffan in Qatar of approximately $3 million, offset in part by lower rates of $5 million at Chigen in China.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of adjusted earnings per share and free cash flow and reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information.

Conference Call Information

AES will host a conference call on Friday, May 9, 2008 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-866-229-5768 at least ten minutes before the start of the call.  International callers should dial +1-973-200-3007.  The reservation number for this call is 46957610.  Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information.”

A telephonic replay of the call will be available from approximately 1:00 p.m. EDT on Friday, May 9, 2008 through Friday, May 30, 2008.  Callers in the U.S. please dial 1-800-642-1687.  International callers should dial +1-706-645-9291.  The system will ask for a reservation number; please enter 46957610 followed by the pound key (#).  A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

AES is one of the world’s largest global power companies, with 2007 revenues of $13.6 billion. With operations in 29 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 13 regulated utilities amass annual sales of over 78,000 GWh and our 123 generation facilities have the capacity to generate more than 43,000 megawatts. Our global workforce of 28,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2007 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2008	2007
		(Restated)
Revenues	$4,104	$3,091
Cost of sales	(3,058)	(2,242)
GROSS MARGIN	1,046	849

General and administrative expenses	(99)	(79)
Interest expense	(435)	(424)
Interest income	117	101
Other expense	(25)	(40)
Other income	45	37
Gain on sale of investments	4	1
Impairment expense	(47)	—
Foreign currency transaction gains on net monetary position	22	3
Other non-operating expense	—	(39)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, EQUITY IN EARNINGS OF AFFILIATES AND MINORITY INTEREST	628	409

Income tax expense	(240)	(175)
Net equity in earnings of affiliates	22	20
Minority interest	(176)	(141)

INCOME FROM CONTINUING OPERATIONS	234	113

Income from operations of discontinued businesses, net of tax	—	62
Loss from disposal of discontinued businesses, net of tax	(1)	(636)

NET INCOME (LOSS)	$233	$(461)

DILUTED EARNINGS (LOSS) PER SHARE
Income from continuing operations, net of tax	$0.34	$0.17
Discontinued operations, net of tax	—	(0.85)

DILUTED EARNINGS (LOSS) PER SHARE	$0.34	$(0.68)

Diluted weighted average shares outstanding (in millions)	679	677

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended
	March 31,
($ in millions)	2008	2007
		(Restated)
REVENUES
Latin America - Generation	$1,206	$738
Latin America - Utilities	1,463	1,171
North America - Generation	551	498
North America - Utilities	249	263
Europe & Africa - Generation	320	252
Europe & Africa - Utilities	203	166
Asia - Generation	335	200
Corp/Other & eliminations	(223)	(197)

Total revenue	$4,104	$3,091

GROSS MARGIN
Latin America - Generation	$399	$249
Latin America - Utilities	225	213
North America - Generation	160	141
North America - Utilities	52	81
Europe & Africa - Generation	122	89
Europe & Africa - Utilities	24	21
Asia - Generation	52	47
Corp/Other & eliminations	12	8

Total gross margin	$1,046	$849

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, EQUITY IN EARNINGS OF AFFILIATES AND MINORITY INTEREST
Latin America - Generation	$345	$207
Latin America - Utilities	180	172
North America - Generation	90	74
North America - Utilities	21	51
Europe & Africa - Generation	92	64
Europe & Africa - Utilities	20	16
Asia - Generation	26	20
Corp/Other & eliminations	(146)	(195)

Total income from continuing operations before income taxes, equity in earnings of affiliates and minority interest	$628	$409

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
($ in millions, except shares and par value)	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,766	$2,058
Restricted cash	459	522
Short-term investments	1,445	1,306
Accounts receivable, net of reserves of $280 and $255, respectively	2,562	2,270
Inventory	514	480
Receivable from affiliates	48	56
Deferred income taxes - current	223	286
Prepaid expenses	180	137
Other current assets	1,014	1,076
Current assets of held for sale and discontinued businesses	152	145
Total current assets	8,363	8,336

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,048	1,052
Electric generation, distribution assets and other	25,401	24,824
Accumulated depreciation	(7,849)	(7,591)
Construction in progress	2,319	1,774
Property, plant and equipment, net	20,919	20,059

Other assets:
Deferred financing costs, net of accumulated amortization of $240 and $227, respectively	351	352
Investment in and advances to affiliates	838	743
Debt service reserves and other deposits	609	568
Goodwill	1,483	1,416
Other intangible assets, net of accumulated amortization of $183 and $173, respectively	474	466
Deferred income taxes - noncurrent	658	647
Other assets	1,861	1,685
Noncurrent assets of held for sale and discontinued businesses	189	181
Total other assets	6,463	6,058

TOTAL ASSETS	$35,745	$34,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,169	$1,073
Accrued interest	347	255
Accrued and other liabilities	2,875	2,638
Non-recourse debt - current portion	1,277	1,142
Recourse debt - current portion	223	223
Current liabilities of held for sale and discontinued businesses	142	151
Total current liabilities	6,033	5,482

LONG-TERM LIABILITIES
Non-recourse debt	11,553	11,297
Recourse debt	5,392	5,332
Deferred income taxes - noncurrent	1,106	1,197
Pension liabilities and other post-retirement liabilities	921	921
Other long-term liabilities	3,904	3,754
Long-term liabilities of held for sale and discontinued businesses	76	65
Total long-term liabilities	22,952	22,566

MINORITY INTEREST	3,439	3,241

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 671,428,718 and 670,339,855 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively)	7	7
Additional paid-in capital	6,796	6,776
Accumulated deficit	(1,008)	(1,241)
Accumulated other comprehensive loss	(2,474)	(2,378)
Total stockholders’ equity	3,321	3,164

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,745	$34,453

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
($ in millions)	2008	2007
		(Restated)
OPERATING ACTIVITIES
Net cash provided by operating activities	$471	$600

INVESTING ACTIVITIES
Capital expenditures	(633)	(476)
Acquisitions–net of cash acquired	(186)	(174)
Proceeds from the sales of assets	8	2
Sale of short-term investments	1,281	326
Purchase of short-term investments	(1,373)	(470)
Decrease (increase) in restricted cash	54	(14)
Purchase of emission allowances	—	(1)
Proceeds from the sales of emission allowances	11	9
(Increase) decrease in debt service reserves and other assets	(13)	114
Purchase of long-term available-for-sale securities	(5)	(8)
Affiliate advances and equity investments	(268)	—
Other investing	14	12
Net cash used in investing activities	(1,110)	(680)

FINANCING ACTIVITIES
Borrowings under the revolving credit facilities, net	178	196
Issuance of non-recourse debt	259	370
Repayments of non-recourse debt	(98)	(380)
Payments for deferred financing costs	(5)	(4)
Distributions to minority interests	(4)	(54)
Contributions from minority interests	4	9
Issuance of common stock	6	14
Financed capital expenditures	(9)	(4)
Other financing	(2)	1
Net cash provided by financing activities	329	148
Effect of exchange rate changes on cash	18	17

Total (decrease) increase in cash and cash equivalents	(292)	85
Cash and cash equivalents, beginning	2,058	1,358

Cash and cash equivalents, ending	$1,766	$1,443

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2008		2007
			(Restated)
Diluted EPS From Continuing Operations	$0.34		$0.17

FAS 133 Mark to Market (Gains)/Losses	0.01		0.02
Currency Transaction (Gains)/Losses	—		—
Net Asset (Gains)/Losses and Impairments	0.04	(1)	0.05	(2)
Debt Retirement (Gains)/Losses	—		—

Adjusted Earnings Per Share (3),(4)	$0.39		$0.24

Capital Expenditures

Maintenance Capital Expenditures	$179		$204
Growth Capital Expenditures	463		276

Total Capital Expenditures	$642		$480

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$471		$600
Less: Maintenance Capital Expenditures	179		204

Free Cash Flow (5)	$292		$396

(1)  Amount includes: South Africa peaker development cost write-off of $19 million ($17 million net of taxes or $0.03) and Uruguaiana impairment of $14 million ($6 million net of minority interest or $0.01). There is no tax benefit associated with the Uruguaiana impairment.

(2)  Amount includes: AgCert investment impairment of $35 million or $0.05. There is no tax benefit associated with this impairment.

(3)  Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of debt.

(4)  Effective January 1, 2008, the Company has decided to include in its definition of adjusted earnings per share, costs associated with early retirement of non-recourse debt, in addition to recourse debt. There is no impact to 2007 or first quarter 2008 reported Adjusted EPS as a result of this change.

(5)  Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

The AES Corporation

Parent Financial Information (unaudited)

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2008	2007	2007	2007
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,183	$1,099	$1,067	$1,058
Returns of capital distributions to Parent & QHCs	91	106	94	92
Total subsidiary distributions & returns of capital to Parent	$1,274	$1,205	$1,161	$1,150

Parent only data: quarterly

($ in millions)

	Quarter Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2008	2007	2007	2007
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$221	$343	$361	$259
Returns of capital distributions to Parent & QHCs	1	21	35	34
Total subsidiary distributions & returns of capital to Parent	$222	$364	$396	$293

Parent Company Liquidity(2)

($ in millions)

	Balance at
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2008	2007	2007	2007
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs(3)	$737	$1,315	$619	$405
Availability under revolver	786	838	896	973
Ending liquidity	$1,523	$2,153	$1,515	$1,378

(1)Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP.  Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries' business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company.  The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature.  These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2) Liquidity is defined as cash at the Parent Company plus availability under corporate revolver plus cash at qualifying holding companies (QHCs).  AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES's indebtedness.

(3) The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US.  Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent).  Cash at those subsidiaries was used for investment and related activities outside of the US.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US.  Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.